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                 November 19, 2020

       Regina B. Jones
       Chief Legal Officer
       Baker Hughes Holdings LLC
       17021 Aldine Westfield Road
       Houston, Texas 77073

                                                        Re: Baker Hughes
Holdings LLC
                                                            Registration
Statement on Form S-3
                                                            Filed November 12,
2020
                                                            File No. 333-250065

       Dear Ms. Jones:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Shane Tintle